Exhibit 99.1
News Release

For more information contact:

Media Relations: Britt Zarling Corporate Communications Fiserv, Inc. 414-526-3107 britt.zarling@fiserv.com	Investor Relations: Julie Chariell Investor Relations Fiserv, Inc. 212-515-0278 julie.chariell@fiserv.com

For Immediate Release

Fiserv Reports Fourth Quarter and Full Year 2022 Results
GAAP revenue growth of 9% both in the quarter and for the full year;
GAAP EPS increased 146% in the quarter and 96% for the full year;
Organic revenue growth of 12% in the quarter and 11% for the full year;
Adjusted EPS increased 22% in the quarter and 16% for the full year;
Company expects 2023 organic revenue growth of 7% to 9%
and adjusted EPS of $7.25 to $7.40, or growth of 12% to 14%

BROOKFIELD, Wis., February 7, 2023 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of payments and financial services technology solutions, today reported financial results for the fourth quarter and full year 2022.
Fourth Quarter and Full Year 2022 GAAP Results
GAAP revenue for the company increased 9% to $4.63 billion in the fourth quarter of 2022 compared to the prior year period, with 9% growth in the Acceptance segment, 7% growth in the Fintech segment and 8% growth in the Payments segment. GAAP revenue for the company increased 9% to $17.74 billion for the full year 2022 compared to the prior year, with 13% growth in the Acceptance segment, 5% growth in the Fintech segment and 7% growth in the Payments segment. GAAP revenue for the fourth quarter and full year 2022 was unfavorably impacted by foreign currency fluctuations.
GAAP earnings per share was $1.23 in the fourth quarter and $3.91 for the full year 2022, an increase of 146% and 96%, respectively, compared to the prior year periods. The fourth quarter and full year 2022 included lower merger and integration costs compared to the prior year periods. GAAP operating margin was 25.5% and 21.1% in the fourth quarter and full year 2022, respectively, compared to 12.5% and 14.1% in the fourth quarter and full year 2021, respectively. Net cash provided by operating activities was $4.62 billion for the full year 2022 compared to $4.03 billion in the prior year.

News Release
“Fiserv posted a second consecutive year of double-digit organic revenue growth, outpacing expectations and demonstrating market leadership in a challenging environment,” said Frank Bisignano, Chairman, President and Chief Executive Officer of Fiserv. “Our ability to drive strong growth and margin improvement in a shifting economy is a testament to our commitment to clients, cost discipline and dedicated workforce.”
Fourth Quarter and Full Year 2022 Non-GAAP Results and Additional Information
•Adjusted revenue increased 8% to $4.36 billion in the fourth quarter and 9% to $16.77 billion for the full year 2022 compared to the prior year periods.
•Organic revenue growth was 12% in the fourth quarter of 2022, led by 16% growth in the Acceptance segment, 8% growth in the Fintech segment and 10% growth in the Payments segment.
•Organic revenue growth was 11% for the full year 2022, led by 17% growth in the Acceptance segment, 5% growth in the Fintech segment and 9% growth in the Payments segment.
•Adjusted earnings per share increased 22% to $1.91 in the fourth quarter and 16% to $6.49 for the full year 2022 compared to the prior year periods.
•Adjusted operating margin increased 360 basis points to 39.2% in the fourth quarter and 120 basis points to 35.1% for the full year 2022 compared to the prior year periods.
•Free cash flow was $3.52 billion for the full year 2022 compared to $3.53 billion in the prior year.
•The company repurchased 7.6 million shares of common stock for $750 million in the fourth quarter and 25.4 million shares of common stock for $2.5 billion in the full year 2022.
•In December 2022, the company acquired Merchant One, Inc., an independent sales organization focused on acquiring merchants in the restaurant, retail and e-commerce industries using an innovative mix of direct and digital marketing strategies.
•In February 2023, Fiserv was named one of Fortune® World’s Most Admired Companies™, a recognition received by the company for 12 of the past 15 years.
Outlook for 2023
Fiserv expects organic revenue growth of 7% to 9% and adjusted earnings per share of $7.25 to $7.40, representing growth of 12% to 14%, for 2023.
“Heading into an uncertain 2023, we remain confident in our role as a strategic provider and partner in the banking and payments ecosystem. We look forward to continuing to deliver market-leading products and services with quality, reliability and value,” said Bisignano. “Recent client wins, high recurring revenue and our focus on productivity position us well for our 38th consecutive year of double-digit adjusted earnings per share growth.”

News Release
Earnings Conference Call
The company will discuss its fourth quarter and full year 2022 results in a live webcast at 7 a.m. CT on Tuesday, February 7, 2023. The webcast, along with supplemental financial information, can be accessed on the investor relations section of the Fiserv website at investors.fiserv.com. A replay will be available approximately one hour after the conclusion of the live webcast.
About Fiserv
Fiserv, Inc. (NASDAQ: FISV) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point-of-sale and business management platform. Fiserv is a member of the S&P 500® Index and one of Fortune® World’s Most Admired Companies™. Visit fiserv.com and follow on social media for more information and the latest company news.
Use of Non-GAAP Financial Measures
In this news release, the company supplements its reporting of information determined in accordance with generally accepted accounting principles (“GAAP”), such as revenue, operating income, operating margin, net income attributable to Fiserv, earnings per share and net cash provided by operating activities, with “adjusted revenue,” “adjusted revenue growth,” “organic revenue,” “organic revenue growth,” “adjusted operating income,” “adjusted operating margin,” “adjusted net income,” “adjusted earnings per share,” “adjusted earnings per share growth,” and “free cash flow.” Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses should enhance shareholders' ability to evaluate the company’s performance, as such measures provide additional insights into the factors and trends affecting its business. Therefore, the company excludes these items from its GAAP financial measures to calculate these unaudited non-GAAP measures. The corresponding reconciliations of these unaudited non-GAAP financial measures to the most comparable GAAP measures are included in this news release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash and other items described below that are excluded from the non-GAAP outlook measures. See page 15 for additional information regarding the company’s forward-looking non-GAAP financial measures.
Examples of non-cash or other items may include, but are not limited to, non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; restructuring costs; severance costs; net charges associated with debt financing activities; merger and integration costs; gains or losses from the sale of businesses, certain assets or investments; certain discrete tax benefits and expenses; and non-cash deferred revenue adjustments arising from acquisitions. The company excludes these items to more clearly focus on the factors management believes are pertinent to the company’s operations, and

News Release
management uses this information to make operating decisions, including the allocation of resources to the company’s various businesses.
The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of acquisition-related intangible asset amortization supplements GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.
Management believes organic revenue growth is useful because it presents adjusted revenue growth excluding the impact of foreign currency fluctuations, acquisitions, dispositions and the company’s Output Solutions postage reimbursements and including deferred revenue purchase accounting adjustments. Management believes free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions. Management believes this supplemental information enhances shareholders’ ability to evaluate and understand the company’s core business performance.
These unaudited non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, net income attributable to Fiserv, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated organic revenue growth, adjusted earnings per share, adjusted earnings per share growth and other statements regarding our future financial performance. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should,” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements.
Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that could cause the company’s actual results to differ materially include, among others, the following: the company’s ability to compete effectively against new and existing competitors and to continue to introduce competitive new products and services on a timely, cost-effective basis; changes in customer demand for the company’s products and services; the ability of the company’s technology to keep pace with a rapidly evolving marketplace; the

News Release
success of the company’s merchant alliances, some of which are not controlled by the company; the continuing impact of the COVID-19 pandemic on the company’s employees, clients, vendors, supply chain, operations and sales; the impact of a security breach or operational failure on the company’s business, including disruptions caused by other participants in the global financial system; losses due to chargebacks, refunds or returns as a result of fraud or the failure of the company’s vendors and merchants to satisfy their obligations; changes in local, regional, national and international economic or political conditions, including those resulting from heightened inflation, rising interest rates, a recession, or intensified international hostilities, and the impact they may have on the company and its customers; the effect of proposed and enacted legislative and regulatory actions affecting the company or the financial services industry as a whole; the company’s ability to comply with government regulations and applicable card association and network rules; the protection and validity of intellectual property rights; the outcome of pending and future litigation and governmental proceedings; the company’s ability to successfully identify, complete and integrate acquisitions, and to realize the anticipated benefits associated with the same; the impact of the company’s strategic initiatives; the company’s ability to attract and retain key personnel; volatility and disruptions in financial markets that may impact the company’s ability to access preferred sources of financing and the terms on which the company is able to obtain financing or increase its costs of borrowing; adverse impacts from currency exchange rates or currency controls; changes in corporate tax and interest rates; and other factors included in “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in other documents that the company files with the Securities and Exchange Commission, which are available at http://www.sec.gov. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this news release.

News Release

Fiserv, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue
Processing and services	$3,722	$3,485	$14,460	$13,307
Product	909	772	3,277	2,919
Total revenue	4,631	4,257	17,737	16,226

Expenses
Cost of processing and services	1,390	1,659	5,771	6,084
Cost of product	590	544	2,221	2,044
Selling, general and administrative	1,499	1,521	6,059	5,810
Net gain on sale of businesses and other assets	(27)	—	(54)	—
Total expenses	3,452	3,724	13,997	13,938

Operating income	1,179	533	3,740	2,288
Interest expense, net	(199)	(170)	(733)	(693)
Other (expense) income	(11)	35	(94)	71

Income before income taxes and income (loss) from investments in unconsolidated affiliates	969	398	2,913	1,666
Income tax provision	(169)	(63)	(551)	(363)
Income (loss) from investments in unconsolidated affiliates	(2)	20	220	100

Net income	798	355	2,582	1,403
Less: net income attributable to noncontrolling interests	16	22	52	69

Net income attributable to Fiserv	$782	$333	$2,530	$1,334

GAAP earnings per share attributable to Fiserv – diluted	$1.23	$0.50	$3.91	$1.99

Diluted shares used in computing earnings per share attributable to Fiserv	638.6	663.9	647.9	671.6

Earnings per share is calculated using actual, unrounded amounts.

News Release

Fiserv, Inc.
Reconciliation of GAAP to
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

GAAP net income attributable to Fiserv	$782	$333	$2,530	$1,334
Adjustments:
Merger and integration costs [1]	58	382	173	865
Severance costs	75	43	209	81
Amortization of acquisition-related intangible assets [2]	426	473	1,814	1,982
Non wholly-owned entity activities [3]	28	11	9	51
Net gain on sale of businesses and other assets [4]	(27)	—	(54)	—
Tax impact of adjustments [5]	(123)	(209)	(476)	(685)
Discrete tax items [6]	—	8	—	118
Adjusted net income	$1,219	$1,041	$4,205	$3,746

GAAP earnings per share attributable to Fiserv	$1.23	$0.50	$3.91	$1.99
Adjustments – net of income taxes:
Merger and integration costs [1]	0.07	0.44	0.21	0.99
Severance costs	0.09	0.05	0.25	0.09
Amortization of acquisition-related intangible assets [2]	0.53	0.55	2.21	2.27
Non wholly-owned entity activities [3]	0.03	0.01	(0.02)	0.06
Net gain on sale of businesses and other assets [4]	(0.03)	—	(0.06)	—
Discrete tax items [6]	—	0.01	—	0.18
Adjusted earnings per share	$1.91	$1.57	$6.49	$5.58

GAAP earnings per share attributable to Fiserv growth	146%		96%
Adjusted earnings per share growth	22%		16%
See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Earnings per share is calculated using actual, unrounded amounts.

1Represents acquisition and related integration costs incurred in connection with various acquisitions, including those in 2021 related to the First Data acquisition. Merger and integration costs in the fourth quarter and full year 2022 primarily include share-based compensation and third-party professional service fees attributable to various acquisitions. First Data integration costs in the fourth quarter and full year 2021 primarily include $160 million and $370 million, respectively, of third-party professional service fees associated with integration activities; $3 million and $44 million, respectively, of incremental share-based compensation, including the fair value of stock awards assumed by Fiserv; and $124 million and $277 million, respectively, of other integration-related compensation costs. The company completed the integration activities associated with the achievement of cost synergies related to the First Data acquisition as of December 31, 2021.
2Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology and trade names. This adjustment does not exclude the amortization of other intangible assets such as contract costs (sales commissions and deferred conversion costs), capitalized and purchased software, financing costs and debt discounts. See additional information on page 14 for an analysis of the company’s amortization expense.
3Represents the company’s share of amortization of acquisition-related intangible assets and, in 2022, expenses associated with debt refinancing activities at its unconsolidated affiliates, as well as the minority interest share of amortization of acquisition-related intangible assets at its subsidiaries in which the company holds a controlling financial interest. This

News Release
adjustment for the full year 2022 also includes gains totaling $201 million related to certain equity investment transactions and other net expense of $43 million associated with joint venture debt guarantees. This adjustment for the fourth quarter and full year 2021 includes net gains totaling $23 million and $98 million, respectively, related to the fair value remeasurement and sale of certain equity investments.
4Represents an aggregate net gain on the sale of Fiserv Costa Rica, S.A. and the company’s Systems Integration Services operations during the fourth quarter of 2022, and on the sale of the company’s Korea operations and certain merchant contracts in conjunction with the mutual termination of one of the company’s merchant alliance joint ventures during 2022.
5The tax impact of adjustments is calculated using a tax rate of 21% and 23% for the full year 2022 and 2021, respectively, which approximates the company's annual effective tax rates, exclusive of the $16 million actual tax impacts associated with the net gain on sale of businesses, other assets and certain equity investment transactions during 2022.
6Represents certain discrete tax items, such as foreign derived intangible income tax benefits from a subsidiary restructuring and the revaluation of deferred taxes due to a change in the respective statutory tax rates in the United Kingdom and Argentina.

News Release

Fiserv, Inc.
Financial Results by Segment
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Total Company
Revenue	$4,631	$4,257	$17,737	$16,226
Adjustments:
Output Solutions postage reimbursements	(277)	(244)	(989)	(860)
Deferred revenue purchase accounting adjustments	6	6	25	27
Adjusted revenue	$4,360	$4,019	$16,773	$15,393

Operating income	$1,179	$533	$3,740	$2,288
Adjustments:
Merger and integration costs [1]	58	382	173	861
Severance costs	75	43	209	81
Amortization of acquisition-related intangible assets	426	473	1,814	1,982
Net gain on sale of businesses and other assets	(27)	—	(54)	—
Adjusted operating income	$1,711	$1,431	$5,882	$5,212

Operating margin	25.5%	12.5%	21.1%	14.1%
Adjusted operating margin	39.2%	35.6%	35.1%	33.9%

Merchant Acceptance (“Acceptance”) [2]
Revenue	$1,860	$1,700	$7,292	$6,479

Operating income	$648	$533	$2,321	$1,996

Operating margin	34.8%	31.3%	31.8%	30.8%

Financial Technology (“Fintech”) [2]
Revenue	$823	$771	$3,170	$3,022

Operating income	$340	$287	$1,157	$1,081

Operating margin	41.3%	37.3%	36.5%	35.8%

Payments and Network (“Payments”)
Revenue	$1,665	$1,536	$6,262	$5,833
Adjustments:
Deferred revenue purchase accounting adjustments	6	6	25	27
Adjusted revenue	$1,671	$1,542	$6,287	$5,860

Operating income	$805	$707	$2,823	$2,557
Adjustments:
Deferred revenue purchase accounting adjustments	6	6	25	27
Adjusted operating income	$811	$713	$2,848	$2,584

Operating margin	48.3%	45.9%	45.1%	43.8%
Adjusted operating margin	48.5%	46.2%	45.3%	44.1%

News Release

Fiserv, Inc.
Financial Results by Segment (cont.)
(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Corporate and Other
Revenue	$283	$250	$1,013	$892
Adjustments:
Output Solutions postage reimbursements	(277)	(244)	(989)	(860)
Adjusted revenue	$6	$6	$24	$32

Operating loss	$(614)	$(994)	$(2,561)	$(3,346)
Adjustments:
Merger and integration costs	52	376	148	834
Severance costs	75	43	209	81
Amortization of acquisition-related intangible assets	426	473	1,814	1,982
Net gain on sale of businesses and other assets	(27)	—	(54)	—
Adjusted operating loss	$(88)	$(102)	$(444)	$(449)

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Operating margin percentages are calculated using actual, unrounded amounts.

1Includes the deferred revenue purchase accounting adjustments in the Payments segment.
2For all periods presented in the Acceptance and Fintech segments, there were no adjustments to GAAP measures presented and thus the adjusted measures are equal to the GAAP measures presented.

News Release

Fiserv, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)
	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net income	$2,582	$1,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	1,320	1,158
Amortization of acquisition-related intangible assets	1,849	2,038
Amortization of financing costs and debt discounts	43	52
Share-based compensation	323	239
Deferred income taxes	(558)	(262)
Net gain on sale of businesses and other assets	(54)	—
Income from investments in unconsolidated affiliates	(220)	(100)
Distributions from unconsolidated affiliates	73	34
Non-cash impairment charges	14	15
Other operating activities	(10)	(48)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	(770)	(358)
Prepaid expenses and other assets	(253)	(248)
Contract costs	(290)	(269)
Accounts payable and other liabilities	511	303
Contract liabilities	58	77
Net cash provided by operating activities	4,618	4,034

Cash flows from investing activities
Capital expenditures, including capitalized software and other intangibles	(1,479)	(1,160)
Net proceeds from sale of businesses and other assets	246	—
Payments for acquisitions of businesses, net of cash acquired	(988)	(848)
Distributions from unconsolidated affiliates	138	115
Purchases of investments	(52)	(256)
Proceeds from sale of investments	23	519
Net cash used in investing activities	(2,112)	(1,630)

Cash flows from financing activities
Debt proceeds	1,624	6,435
Debt repayments, including debt financing costs	(3,325)	(7,881)
Net proceeds from commercial paper and short-term borrowings	1,837	1,741
Proceeds from issuance of treasury stock	149	140
Purchases of treasury stock, including employee shares withheld for tax obligations	(2,677)	(2,786)
Settlement activity, net	(78)	711
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(42)	(62)
Payments of acquisition-related contingent consideration	(2)	(37)
Other financing activities	36	(2)
Net cash used in financing activities	(2,478)	(1,741)
Effect of exchange rate changes on cash and cash equivalents	(41)	(27)
Net change in cash and cash equivalents	(13)	636
Cash and cash equivalents, beginning balance	3,205	2,569
Cash and cash equivalents, ending balance	$3,192	$3,205

News Release

Fiserv, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	December 31,
	2022	2021
Assets
Cash and cash equivalents	$902	$835
Trade accounts receivable – net	3,585	2,860
Prepaid expenses and other current assets	1,575	1,523
Settlement assets	21,482	13,652
Total current assets	27,544	18,870

Property and equipment – net	1,958	1,742
Customer relationships – net	8,424	9,991
Other intangible assets – net	3,991	4,018
Goodwill	36,811	36,433
Contract costs – net	905	811
Investments in unconsolidated affiliates	2,403	2,561
Other long-term assets	1,833	1,823
Total assets	$83,869	$76,249

Liabilities and Equity
Accounts payable and accrued expenses	$3,883	$3,550
Short-term and current maturities of long-term debt	468	508
Contract liabilities	625	585
Settlement obligations	21,482	13,652
Total current liabilities	26,458	18,295

Long-term debt	20,950	20,729
Deferred income taxes	3,602	4,172
Long-term contract liabilities	235	225
Other long-term liabilities	936	878
Total liabilities	52,181	44,299

Redeemable noncontrolling interests	161	278

Fiserv shareholders’ equity	30,828	30,952
Noncontrolling interests	699	720
Total equity	31,527	31,672
Total liabilities and equity	$83,869	$76,249

News Release
Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information
(In millions, unaudited)

Organic Revenue Growth [1]	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	Growth	2022	2021	Growth

Total Company
Adjusted revenue	$4,360	$4,019		$16,773	$15,393
Currency impact [2]	103	—		294	—
Acquisition adjustments	(9)	—		(41)	—
Divestiture adjustments	(6)	(44)		(24)	(107)
Organic revenue	$4,448	$3,975	12%	$17,002	$15,286	11%

Acceptance
Adjusted revenue	$1,860	$1,700		$7,292	$6,479
Currency impact [2]	75	—		211	—
Acquisition adjustments	(6)	—		(32)	—
Divestiture adjustments	—	(31)		—	(68)
Organic revenue	$1,929	$1,669	16%	$7,471	$6,411	17%

Fintech
Adjusted revenue	$823	$771		$3,170	$3,022
Currency impact [2]	2	—		10	—
Acquisition adjustments	(3)	—		(9)	—
Divestiture adjustments	—	(7)		—	(7)
Organic revenue	$822	$764	8%	$3,171	$3,015	5%

Payments
Adjusted revenue	$1,671	$1,542		$6,287	$5,860
Currency impact [2]	26	—		73	—
Organic revenue	$1,697	$1,542	10%	$6,360	$5,860	9%

Corporate and Other
Adjusted revenue	$6	$6		$24	$32
Divestiture adjustments	(6)	(6)		(24)	(32)
Organic revenue	$—	$—		$—	$—
See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Organic revenue growth is calculated using actual, unrounded amounts.
1Organic revenue growth is measured as the change in adjusted revenue (see pages 9-10) for the current period excluding the impact of foreign currency fluctuations and revenue attributable to acquisitions and dispositions, divided by adjusted revenue from the prior period excluding revenue attributable to dispositions.
2Currency impact is measured as the increase or decrease in adjusted revenue for the current period by applying prior period foreign currency exchange rates to present a constant currency comparison to prior periods.

News Release
Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information (cont.)
(In millions, unaudited)

Free Cash Flow	Year Ended December 31,
	2022	2021

Net cash provided by operating activities	$4,618	$4,034
Capital expenditures	(1,479)	(1,160)
Adjustments:
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(42)	(62)
Distributions from unconsolidated affiliates included in cash flows from investing activities	138	115
Severance, merger and integration payments	306	712
Tax payments on adjustments	(64)	(161)
Tax payments on gain on sale of assets and investments in unconsolidated affiliates	49	54
Other	(11)	—
Free cash flow	$3,515	$3,532

Total Amortization [1]	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Acquisition-related intangible assets	$433	$484	$1,849	$2,038
Capitalized software and other intangibles	101	66	359	268
Purchased software	53	60	233	241
Financing costs and debt discounts	10	11	43	52
Sales commissions	27	25	106	97
Deferred conversion costs	18	14	67	51
Total amortization	$642	$660	$2,657	$2,747

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
1The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of acquisition-related intangible asset amortization supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

News Release
Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures

Reconciliations of unaudited non-GAAP financial measures to the most comparable GAAP measures are included in this news release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of these items that are excluded from the non-GAAP outlook measures. The company’s forward-looking non-GAAP financial measures for 2023, including organic revenue growth, adjusted earnings per share and adjusted earnings per share growth, are designed to enhance shareholders’ ability to evaluate the company’s performance by excluding certain items to focus on factors and trends affecting its business.
Organic Revenue Growth - The company’s organic revenue growth outlook for 2023 excludes the impact of foreign currency fluctuations, acquisitions, dispositions and the impact of the company’s Output Solutions postage reimbursements. The currency impact is measured as the increase or decrease in the expected adjusted revenue for the period by applying prior period foreign currency exchange rates to present a constant currency comparison to prior periods.

Growth
2023 Revenue	5% - 7%
Output Solutions postage reimbursements	(0.5)%
2023 Adjusted revenue	4.5% - 6.5%

Currency impact	2%
Acquisition adjustments	(0.5)%
Divestiture adjustments	1%
2023 Organic revenue	7% - 9%
Adjusted Earnings Per Share - The company’s adjusted earnings per share outlook for 2023 excludes certain non-cash or other items such as non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; merger and integration costs; severance costs; gains or losses from the sale of businesses, certain assets and investments; and certain discrete tax benefits and expenses. The company estimates that amortization expense in 2023 with respect to acquired intangible assets will decrease approximately 10% compared to the amount incurred in 2022.
Other adjustments to the company’s financial measures that were incurred in 2022 are presented in this news release; however, they are not necessarily indicative of adjustments that may be incurred throughout 2023 or beyond. Estimates of these impacts and adjustments on a forward-looking basis are not available due to the variability, complexity and limited visibility of these items.
FISV-E
# # #